FORM 8-A/A
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Barra, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-2993326

(State of incorporation or organization)	(IRS Employer I.D. No.)

2100 Milvia Street, Berkeley, California 94704-1113

(Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

None

(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

Item 1. Description of Securities Registered.
Item 2. Exhibits
SIGNATURE
Exhibit 4.2

Item 1. Description of Securities Registered.

     On August 15, 2001 pursuant to a Preferred Stock Rights Agreement (the “Rights Agreement”) between Barra, Inc. (the “Company”) and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), the Company’s Board of Directors declared a dividend of one right (a “Right”) to purchase one one-thousandth share of the Company’s Series A Participating Preferred Stock (“Series A Preferred”) for each outstanding share of Common Stock, par value $0.0001 per share, of the Company. The dividend was paid on September 7, 2001, to shareholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of Two-Hundred Dollars ($200.00), subject to adjustment, upon the occurrence of certain events.

     On February 12, 2003, the Company’s Board of Directors and the Rights Agent executed an amendment (the “Amendment”) to the Rights Agreement. The Amendment increased the percentage threshold of the Company’s outstanding shares of common stock, from 20% to 25%, that Dr. Andrew Rudd, the Company’s current Chairman of the Board of Directors, may acquire prior to becoming an “Acquiring Person” under the terms of the Rights Agreement.

     Except as expressly amended by the Amendment, the principal terms of the Rights Agreement remain in full force and effect. A copy of the Rights Agreement is attached as an exhibit to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 24, 2001.

Item 2. Exhibits

4.2	Amendment No. 1 to Preferred Stock Rights Agreement, dated as of February 12, 2003, between the Company and the Rights Agent.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 14, 2003		Barra, Inc.

	By:	/s/ Kamal Duggirala Kamal Duggirala Chief Executive Officer